Exhibit 99.2

EDUARDO CASTRO-WRIGHT

                    April 24, 2012

Steven A. Kandarian, CEO and Chairman

MetLife, Inc.

New York, New York

Dear Steve:

I have served on the Board of MetLife, Inc. and Metropolitan Life Insurance Company since 2008. Over the past weekend, I notified you of recent events that will require my immediate and personal attention. As a result, I will be stepping down from my Board position effective immediately.

It has been my privilege to serve with you and the other distinguished members of the MetLife Board for the past four years. It is my expectation that these outside distractions will be resolved favorably within the next several months. In the interim, however, they would not allow me to perform my duties at the highest levels that both the Board and I demand. Accordingly, I now must focus my energy in spending personal time with my family and in protecting my good name and business reputation.

I wish to thank you and all of the MetLife Board members for their understanding and support in this situation.

Very truly yours,

/s/ Eduardo Castro-Wright

Eduardo Castro-Wright